TORNADO GOLD INTERNATIONAL CORP.
                      NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT ("Agreement") is made and entered into in duplicate this 15th day of April, 2005, between Tornado Gold International Corp., a Nevada corporation ("Company"), having a principal place of business at 8600 Technology Way, Suite 118, Reno, Nevada 89521, and Carl A. Pescio ("Holder"), with respect to the following facts:

Pursuant and subject to the Tornado Gold International Corp. 2005 Stock Option Plan, a copy of which is furnished to the Holder with a copy of this Agreement and the provisions of which, by this reference, are made a part of this Agreement as though specified completely and specifically verbatim in this Agreement (the "Plan"), on April 15, 2005, the Company's Board of Directors determined that it is in the best interests of the Company and its stockholders to grant the options provided for herein to the Holder. The parties agree as follows:

                                 Options Granted

            1. On the terms and conditions specified in this Agreement, Company grants Holder the ability to acquire up to 250,000 Options to purchase shares of common stock of Company at a purchase price of $1.00 per share ("Options") according to the terms and vesting schedule of the Director Agreement between Company and Holder attached hereto as an exhibit, such Options being further subject to the provisions of the Plan, as administered by Company's Option Committee. Subject to the provisions of the Plan and the terms contained herein, Holder's right to receive Options granted hereunder terminates should Holder resign, or be forcibly removed, as a Director of Company.

                           Time of Exercise of Option

             2. Holder's right to receive the Options shall vest according to the schedule specified in the Director Agreement, such date shall begin the period during which the Options may be exercised ("Exercise Period"). As long as Holder remains in the service of the Company as Director, then Holder's right to exercise the Options granted hereunder shall remain in effect during the Exercise Period.

                               Method of Exercise

            3. The Options shall be exercised by written notice delivered to Company at its principal place of business, specifying the number of shares of common stock of Company for which the Option is being exercised. A form of the notice is attached hereto. The notice must be accompanied by payment (by cash, check, promissory note, or other means of acceptable payment as set forth in the
Plan) for the amount of the purchase price for the shares of common stock of Company purchased pursuant to the exercise of the Option.

                               Capital Adjustments

            4. (a) The existence of the Options shall not affect in any way the right or power of Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in Company's capital structure or its business, or any merger or consolidation of Company or any issue of bonds, debentures, preferred stock having a preference to or affecting Company's common stock or the rights thereof, or the issuance of any securities convertible into any such common stock or of any rights, options, or warrants to purchase any such common stock, or the dissolution or liquidation of Company, any sale or transfer of all or any part of its assets or business, or any other act or proceeding of Company, whether of a similar character or otherwise.



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                        (b) The securities with respect to which the Options
are granted are shares of the common stock of Company as presently constituted, but if and whenever, prior to the delivery by Company of all the shares of the common stock with respect to which the Options are granted, Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of such common stock outstanding without receiving compensation therefore in money, services, or property, the number of shares of such common stock then remaining subject to the Options shall be adjusted as specified in the Plan.

                            Merger and Consolidation

             5. (a) Following the merger of one or more corporations with and into Company or any consolidation of Company and one or more corporations in which Company is the surviving corporation, the exercise of the Options shall apply to the shares of common stock of the surviving corporation.

                       (b) Notwithstanding any other provision of this Agreement, the Options shall terminate on the dissolution or liquidation of Company.

                           Representations of Company

            6. During such time as the Options remain outstanding and unexpired, Company will reserve for issuance, upon the exercise of the Options, the number of shares of Company's common stock that are subject to the Options. The shares of Company's common stock subject to the Options, when issued, shall be fully paid and nonassessable. Company will pay, when due and payable, any and all taxes or fees that may be payable by Company with respect to the grant of the Options or the issuance of any shares of Company's common stock or certificates therefor subject to the Options. This does not include, however, any federal, state or other personal income tax payable by Holder because of (i) the grant of the Options; (ii) the issuance of any share of the Company's common stock upon exercise thereof; or (iii) any subsequent disposition of such shares, which shall remain the obligation of Holder.

                                Withholding Taxes

            7. If Company determines that it is required to withhold federal, state or local tax as a result of the exercise of the Options, Holder, as a condition to the exercise of the Options, shall make arrangements satisfactory to Company to enable it to satisfy such withholding requirements.

                          Committee Determination Final

            8. The interpretation of the Plan, the Director Agreement and this Option Agreement, including any inconsistency between the two documents, shall be reserved to and made by the Option Committee, which is the Committee of the Board of Directors of Company provided for in the Plan. The Option Committee's determinations shall be final as between the parties hereto, unless otherwise determined by the Board of Directors of Company.

                               Transfer of Options

            9. During Holder's lifetime, the Options shall be exercisable only by Holder. The Options shall not be transferable by Holder, other than by the laws of descent and distribution upon Holder's death. In the event of Holder's death during service to the Company, Holder's personal representatives may exercise any portion of the Options that remain unexercised at the time of Holder's death; provided, however, that any such exercise must be made, if at all, during the period within one (1) year after Holder's death, and subject to the option termination date specified in Paragraph 2 of this Agreement.



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                             Investment Undertaking

            10. The Options may be exercised only by Holder. The Holder will hold the Options and the rights constituent thereto for investment and not with an intention of distribution, and upon exercise will deliver a letter confirming the Holder's nondistributive intent with respect to the shares of the Company's common stock received as a result of the exercise of the Options.

                              Rights as Shareholder

            11. Holder will not be deemed to be a holder of any shares of Company's common stock pursuant to the exercise of the Options until Holder pays the purchase price therefor and a stock certificate is delivered to Holder for those shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.


IN WITNESS WHEREOF, the parties have made and entered into this Agreement in duplicate on the date specified in its preamble.

COMPANY                                      HOLDER
Tornado Gold International Corp.,
a Nevada corporation                         _________________________________
                                                        Carl A. Pescio
By: _________________________
      Earl Abbott
Its:  Chief Executive Officer and Secretary